Exhibit 15

August 2, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our report dated August 2, 2013 on our review of interim financial information of Nabors Industries Ltd. and its subsidiaries (the “Company”) for the three- and six-month periods ended June 30, 2013 and June 30, 2012 and included in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2013 is incorporated by reference in its Registration Statement on Form S-8 (Registration Numbers 333-87069-99, 333-11313-99, 333-121908, 333-155291, 333-166598, 333-184165 and 333-190104) and on Form S-3 (Registration Number 333-169013-01) of Nabors Industries Ltd. and Nabors Industries, Inc.

Very truly yours,

/s/ PricewaterhouseCoopers LLP